Exhibit 2.1

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of March 24, 2016, is by and among Lilis Energy, Inc., a Nevada corporation (“Lilis”), Lilis Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Lilis (the “Merger Sub”) and Brushy Resources, Inc., a Delaware corporation (“Brushy”).

WHEREAS, the parties hereto entered into the Agreement and Plan of Merger, dated December 29, 2015, which was amended on January 20, 2016 (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to further amend the Merger Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.            Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Merger Agreement.

2.            Amendments to Merger Agreement.

(a)           Section 4.2(a) is hereby amended and restated in its entirety to read as follows:

“(a) The authorized capital stock of Lilis consists of (i) 100,000,000 shares of Lilis Common Stock, (ii) 10,000,000 shares of Series A preferred stock, par value $0.0001 per share (the “Lilis Series A Preferred Stock”), and (iii) 7,000 shares of Conditionally Redeemable 6% preferred stock (the “Lilis Redeemable Preferred Stock” and together with the Lilis Series A Preferred Stock, the “Lilis Preferred Stock”). As of the date hereof, (i) 27,858,255 shares of Lilis Common Stock are issued and outstanding, (ii) 13,692,930 shares of Lilis Common Stock will be reserved for issuance in accordance with the Lilis Debentures, (iii) 15,000,000 shares of Lilis Common Stock will be reserved for issuance in connection with the conversion of the issued and outstanding Lilis Preferred Stock, (iv) 12,983,153 shares of Lilis Common Stock are reserved for issuance in connection with the exercise of the outstanding warrants (the “Lilis Warrants”), (v) 6,083,333 shares of Lilis Common Stock were issuable (and such number was reserved for issuance) upon the exercise of outstanding Lilis Options (the “Lilis Options”), (vi) 7,500 shares of Lilis Series A Preferred Stock, (vii) 2,000 shares of Lilis Redeemable Preferred Stock and are issued and outstanding and (viii) 1,869,000 shares of Lilis Common Stock were issuable (and such number was reserved for issuance) upon the exercise of outstanding restricted stock units (the “Lilis Restricted Stock Units”). Lilis does not, directly or indirectly, own any shares of Lilis Common Stock.”

(b)           Section 4.2(c) is hereby amended and restated in its entirety to read as follows:

“(c) All issued and outstanding shares of Lilis Common Stock are, and all shares of Lilis Common Stock that may be issued or granted pursuant to (i) the exercise of the Lilis Options, (ii) the exercise of the Lilis Warrants, (iii) the Preferred Conversion, (iv) the Debenture Conversion and (v) the exercise of the Lilis Restricted Stock Units, will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The issuances and sales of all of the shares of Lilis Common Stock described in this Section 4.2 have been in compliance with United States federal and state securities Laws.”

(c)           Section 4.2(e) is hereby amended and restated in its entirety to read as follows:

“(e) Except for (i) the Lilis Options, (ii) the Lilis Preferred Stock, (iii) the Lilis Debentures, (iv) the Lilis Warrants and (v) the Lilis Restricted Stock Units, as of the date of this Agreement, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls, convertible securities, agreements, claims, commitments or other rights of any character obligating Lilis or any the Merger Sub to issue, transfer or sell any shares of Lilis Common Stock or other equity interest in Lilis or the Merger Sub or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Lilis or the Merger Sub to repurchase, redeem or otherwise acquire any capital stock of Lilis or the Merger Sub or any such securities or agreements listed in clause (x) of this sentence or (z) voting trusts or similar agreements to which Lilis or the Merger Sub is a party with respect to the voting of the capital stock of Lilis or the Merger Sub.”

(d)           Section 7.1(b)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(i) the Merger shall not have been consummated on or before May 31, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;”

(e)           Section 8.5(d) is amended to add the following definition:

“Lilis Restricted Stock Units” has the meaning set forth in Section 4.2(a).

(f)           The definition of “Stock Exchange Ratio” in Section 8.5(d) is amended and restated in its entirety to read as follows:

“Stock Exchange Ratio” means 4.550916.

(g)           The definition of “Outstanding Brushy Common Stock” in Section 8.5(d) is deleted in its entirety.

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(h)           The definition of “Outstanding Lilis Common Stock” in Section 8.5(d) is deleted in its entirety.

(i)            The definition of “Refundable Deposit” in Section 8.5(d) is amended and restated in its entirety to read as follows.

“Refundable Deposit” means $2,000,000, subject to upward adjustment from time to time as mutually agreed to in writing between the parties, payable from Lilis to Brushy in connection with Section 1.1 of this Agreement or at such other times as the parties may mutually agree to in writing from time to time.

3.            Additional Representations and Warranties. This Amendment and the Merger Agreement, as amended hereby, constitute the legal, valid and binding obligations of the parties hereto and are enforceable against each of the parties hereto in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.            Governing Law. This Amendment shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

5.            Effect on the Merger Agreement. The Merger Agreement is not modified or amended other than as expressly indicated herein, and all other terms and conditions of the Merger Agreement shall remain in full force and effect. The Merger Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the parties, nor constitute a waiver of any provision of the Merger Agreement (or an agreement to agree to any future amendment, waiver or consent).

6.            Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, Lilis, the Merger Sub and Brushy have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

LILIS MERGER SUB, INC.

By:	/s/ Ariella Fuchs
Name:	Ariella Fuchs
Title:	President

BRUSHY RESOURCES, INC.

By:	/s/ Michael J. Pawelek
Name:	Michael J. Pawelek
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger]

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